Exhibit 10.1

Execution Version

AMENDMENT NO. 2

TO FIRST LIEN CREDIT AGREEMENT

This AMENDMENT NO. 2 TO FIRST LIEN CREDIT AGREEMENT, dated as of April 6, 2020 and effective as of December 31, 2019 (this “Amendment”), is by and among TELIGENT, INC., a Delaware corporation (the “Borrower”), its Subsidiaries signatory hereto, the lenders from time to time party hereto (each a “Lender” and, collectively, the “Lenders”), ACF FINCO I LP, a Delaware limited partnership, as administrative agent and collateral agent for the Lenders (in such capacity, together with its successors and assigns in such capacity, the “Administrative Agent”). For purposes of this Amendment, all terms used herein which are not otherwise defined herein, including but not limited to those terms used in the recitals hereto, shall have the respective meanings assigned thereto in the Amended Credit Agreement (as defined below).

WHEREAS, the Administrative Agent, Lenders, Borrower and other Credit Parties have entered into financing arrangements pursuant to which the Lenders (or Administrative Agent on behalf of the Lenders) have made and may make Loans and provide other financial accommodations to Borrower as set forth in (i) the First Lien Credit Agreement, dated as of December 13, 2018, as amended by that certain Consent and Amendment No. 1 to First Lien Credit Agreement, dated as of October 31, 2019 (as in effect prior to the effectiveness of this Amendment, the “Credit Agreement”, and as the same is further amended by this Amendment and as may be further amended, restated, supplemented or otherwise modified from time to time, the “Amended Credit Agreement”), by and among the Administrative Agent, Lenders, Borrower and other Credit Parties and (ii) the other Credit Documents, including, without limitation, this Amendment;

WHEREAS, the Borrower has requested that the Administrative Agent and the Lenders amend certain provisions of the Credit Agreement, as provided more fully herein.

NOW THEREFORE, in consideration of the foregoing premises and the mutual agreements and covenants contained in the Credit Agreement and herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

Section 1. Amendments to the Credit Agreement. Subject to the conditions to effectiveness set forth in Section 3 hereof, and in reliance upon the representations and warranties made by the Credit Parties in Section 2 hereof, pursuant to Section 12.01 of the Credit Agreement and subject to the terms and conditions herein, the Credit Agreement is hereby amended as set forth below in this Section 1.

1.01.       Section 1.1 of the Credit Agreement is hereby amended:

(a)       by inserting the following new definitions in correct alphabetical order:

“‘Amendment No. 2 Effective Date’ shall mean December 31, 2019.”

“‘Amendment No. 2 Closing Date’ shall mean April 6, 2020.”

“‘Liquidity’ shall mean, at any time, Availability, plus unrestricted cash and Cash Equivalents of any Credit Party that is on deposit in deposit accounts or in securities accounts, or any combination thereof, and which such deposit accounts and/or securities accounts are the subject of a Control Agreement.”

“‘Maximum Cash Amount’ shall have the meaning set forth in Section 8.17.

(b)       by amending and restating the following definitions:

“‘Applicable Margin’ shall mean (a) from the Closing Date until the Amendment No. 2 Closing Date, a percentage per annum equal to, with respect to Loans, (i) that are Eurodollar Loans, 3.75 percentage points and (ii) that are ABR Loans, 2.75 percentage points and (b) from and including the Amendment No. 2 Closing Date to the Maturity Date, a percentage per annum equal to, with respect to Loans, (i) that are Eurodollar Loans, 5.50 percentage points and (ii) that are ABR Loans, 4.50 percentage points.”

“‘ABR’ shall mean, for any day, a fluctuating rate of interest per annum (rounded upward, if necessary, to the next highest 1/16 of 1%) equal to the highest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Rate in effect on such day plus ½ of one percentage point (c) the Eurodollar Rate with a term of one month plus one percentage point, and (d) (i) from the Closing Date until the Amendment No. 2 Closing Date, 2.00% per annum and (ii) from and including the Amendment No. 2 Closing Date, 2.50% per annum. Changes in the rate of interest on that portion of any Loans maintained as ABR Loans will take effect simultaneously with each change in the ABR.”

“‘Cash Dominion Period’ shall mean the period (a) commencing (i) on any day that Excess Availability is less than an amount equal to ten percent (10%) of the Commitments, at any time or (ii) upon the occurrence and during the continuance of any Event of Default, and (b) continuing until (i) to the extent that the Cash Dominion Period has occurred due to clause (a)(i) of this definition, for the previous ninety (90) consecutive calendar days, Excess Availability at all times has been greater than or equal to an amount equal to ten percent (10%) of the Commitments, and (ii) to the extent that the Cash Dominion Period has occurred due to clause (a)(ii) of this definition, such Event of Default is cured, waived or no longer exists for a period of at least thirty (30) days. Notwithstanding the foregoing, from and after the Amendment No. 2 Closing Date, a Cash Dominion Period shall be commenced by the Administrative Agent upon written notice to Borrower that expressly provides that a Cash Dominion Period has commenced and shall continue until written notice from the Administrative Agent that expressly provides that the Cash Dominion Period shall terminate.”

“‘Consolidated Adjusted EBITDA’ shall mean, for a specified period, an amount determined for the Borrower and its Subsidiaries on a consolidated basis equal to

(a)       Consolidated Net Income,

plus

(b)       to the extent deducted in calculating Consolidated Net Income for such period, the sum of, without duplication, amounts for:

(i)            Consolidated Interest Expense (net of interest income),

(ii)           provisions for Taxes based on income,

(iii)          total depreciation expense,

(iv)          total amortization expense,

(v)           other non-cash charges reducing Consolidated Net Income (excluding any such non cash item (x) to the extent that it represents an accrual or reserve for potential cash items in any future period or amortization of a prepaid cash item that was paid in a prior period or (y) relating to a write-down, write off or reserve with respect to Receivables),

(vi)          losses on asset sales, disposals or abandonments, including derivative liabilities or losses related to the 2023 Convertible Notes (other than (i) of current assets and (ii) asset sales, disposals or abandonments in the ordinary course of business),

(vii)         fees and expenses incurred in connection with (i) the consummation of the Transactions on the Closing Date, in an aggregate amount not to exceed $1,500,000 and (ii) the development, preparation, negotiation and execution of, and any amendment, waiver, supplement or modification to this Agreement and the Second Lien Credit Agreement, in an aggregate amount not to exceed $1,500,000, in each case, to the extent disclosed to Administrative Agent,

(viii)        fees and expenses incurred in connection with a Permitted Acquisition, a permitted Disposition or the refinancing or redemption of Indebtedness pursuant to Section 9.01(b) to the extent disclosed to Administrative Agent, provided, to the extent such transactions have not been consummated, in an amount not greater than $1,000,000 in the aggregate,

(ix)           foreign exchange losses,

(x)            legal fees and expenses incurred in connection with litigation and arbitration matters as agreed from time to time by the Company and Administrative Agent,

(xi)           fees and expenses incurred in connection with compliance with NASDAQ listing standards, in an amount not to exceed $250,000, and

(xii)          losses attributed to failure to supply penalties in an amount not to exceed (i) $2,000,000 for such losses incurred for the twelve-month period ending on December 31, 2019 and (ii) $0 for any losses after December 31, 2019;

minus

(c)       to the extent included in calculating Consolidated Net Income for such period, the sum of, without duplication, amounts for:

(i)              other non-cash gains increasing Consolidated Net Income for such period (excluding any such non-cash item to the extent it represents the reversal of an accrual or reserve for a potential cash item in any prior period),

(ii)             gains on asset sales, disposals or abandonments (other than (A) of current assets and (B) asset sales, disposals or abandonments in the ordinary course of business),

(iii)            foreign exchange gains;

(iv)            extraordinary gains and income; and

(v)             gains related to the 2023 Convertible Notes;

provided; however, for purposes of determining the Total Net Leverage Ratio, Consolidated Adjusted EBITDA shall be determined on a Pro Forma Basis;

provided; further, that, notwithstanding the foregoing, the amount of Consolidated Adjusted EBITDA that is attributable to revenues from customers located in countries other than the United States and Canada shall not exceed 15% of the Consolidated Adjusted EBITDA of Borrower and its Subsidiaries on a consolidated basis for any specified period, except to the extent such revenues are actually distributed to the Borrower or any other Credit Party.”

“‘Eurodollar Rate’ shall mean, with respect to any Eurodollar Loan for any Interest Period, a rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) equal to the greater of (a) (i) from the Closing Date until the Amendment No. 2 Closing Date, 1.00% per annum and (ii) from and including the Amendment No. 2 Closing Date to the Maturity Date, 1.50% per annum and (b) an amount equal to (i) the rate per annum appearing on Bloomberg Professional Service Page BBAN1 offered rate for deposits in Dollars at approximately 11:00 a.m. (London time) two (2) business days prior to the first day of such interest period for a term comparable thereto; multiplied by (ii) the Statutory Reserve Rate. If for any reason the rate referred to in clause (b)(i) is not available, for any such interest period, such rate will be (x) a comparable successor or alternative interbank rate for deposits in Dollars that it, at such time, broadly accepted by the loan market in lieu of the Eurodollar Rate and is reasonably acceptable to the Administrative Agent in consultation with the Borrower or (y) solely if no such broadly accepted comparable successor interbank rate exists at such time, a successor or alternative index rate as the Agent may reasonably determine in light of prevailing market practices and is reasonably acceptable to the Borrower; provided that, to the extent a successor or alternative index rate cannot be agreed upon in accordance with clause (x) or (y) above within five (5) Business Days after the Eurodollar Rate becomes unavailable, all Loans hereunder will be deemed to be ABR Loans (and shall bear interest accordingly) for purposes of the definition of “Applicable Margin” and Section 2.10, until such time as an alternative rate can be agreed upon in accordance with clause (x) or (y).”

“‘Fee Letter’ shall mean, collectively, the (i) Amended and Restated Fee Letter dated as of the Closing Date by and between the Borrower, the Administrative Agent and the First Lien Agent, as amended, restated, supplemented or otherwise modified from time to time, (ii) Amendment Fee Letter dated as of the Amendment No. 1 Effective Date by and between the Borrower, the Administrative Agent and the First Lien Agent, as amended, restated, supplemented or otherwise modified from time to time and (iii) Amendment No. 2 Fee Letter dated as of the Amendment No. 2 Effective Date by and between the Borrower and the Administrative Agent, as amended, restated, supplemented or otherwise modified from time to time.”

“‘Net Revenue’ means, for any period, (a) Credit Parties’ gross revenues during such period, less (b)(i) trade, quantity and cash discounts allowed by a Credit Party, (ii) discounts, refunds, rebates, charge backs, retroactive price adjustments and any other allowances which effectively reduce net selling price, (iii) product returns and allowances, (iv) allowances for shipping or other distribution expenses, (v) set-offs and counterclaims, and (vi) any other similar and customary deductions used by a Credit Party in determining net revenues, all, in respect of (a) and (b), as determined in accordance with GAAP and in the ordinary course of business (and not, for the avoidance of doubt, revenues from extraordinary, non-recurring or unusual events).”

“‘Restricted Credit Party Intercompany Investment Amount” shall mean at any time $5,000,000; provided; that from and after the Amendment No. 2 Closing Date, no more than $1,000,000 shall be permitted to be invested in Teligent OU, a private limited company organized in Tallin, Republic of Estonia; provided, further, that, after the PIK Termination Date if (x) the Total Net Leverage Ratio, on a Pro Forma Basis, does not exceed 4.50:1.00, (y) the revenue of Borrower and its Subsidiaries for the Test Period measured at the end of the most recently ended two consecutive fiscal quarters is greater than $120,000,000 and (z) the pro forma average daily Excess Availability for the Test Period measured at the end of the most recently ended two consecutive fiscal quarters of the Credit Parties on a consolidated basis is greater than $10,000,000, Restricted Credit Party Intercompany Investment Amount shall mean $10,000,000.”

1.02        Section 4.03 of the Credit Agreement is hereby amended and restated in its entirety as follows:

“SECTION 4.03 Field Examination Fees; Appraisals. Borrower shall be liable for and promptly reimburse Administrative Agent for all reasonable and documented out-of-pocket fees, costs and expenses associated with periodic, field examinations and appraisals of Collateral performed by Administrative Agent and/or Administrative Agent’s sub-agents, all as deemed necessary by Administrative Agent in its Permitted Discretion; provided, that, so long as no Event of Default has occurred and is continuing, Borrower shall not be liable for or shall not be required to reimburse Administrative Agent for such fees, costs or expenses with respect to more than two (2) field examinations and two (2) appraisals for each of Receivables, Inventory, Equipment, and Real Property in any calendar year (which, for the avoidance of doubt, Administrative Agent may elect not to require in its sole discretion). Borrower acknowledges and agrees that during the continuance of an Event of Default, Borrower shall be liable for and shall reimburse Administrative Agent for all fees, costs and expenses of all field examinations and appraisals conducted by Administrative Agent and/or its agents, without limit and regardless of the number of field examinations or appraisals conducted by Administrative Agent or its agents in any calendar year. Administrative Agent agrees to provide Borrower with a copy of the report for any such field examination or appraisal so long as such report exists and, if requested, Borrower executes and deliver to Administrative Agent a non-reliance letter in satisfactory form.”

1.03       Section 5.01(d) clauses (i)-(ii) are hereby amended and restated in their entirety as follows:

“(i)       after the Amendment No. 2 Closing Date but on or before October 6, 2021, at a price equal to 100% of the principal amount of the Loans being prepaid plus all interest on the principal amount being prepaid that has accrued through the prepayment date plus a premium equal to 2.0% of the Commitment;

(ii)       after October 6, 2021 but on or prior to October 6, 2022, at a price equal to 100% of the principal amount of the Loans being prepaid plus all interest on the principal amount being prepaid that has accrued through the prepayment date plus a premium equal to 1.0% of the Commitment; and”

1.04       Section 5.02(b) of the Credit Agreement is hereby amended and restated in its entirety as follows:

“(b)       Mandatory Prepayments.

(i)       Concurrently with the receipt by any Credit Party of any proceeds from any Disposition pursuant to Section 9.04(k), then the Borrower shall retain the Net Proceeds therefrom and/or apply the Net Proceeds therefrom to prepay the Loans, in either case, until Liquidity equals (but does not exceed) $10,000,000.

(ii)      In addition, until the Discharge of the First Lien Obligations (as defined in the Intercreditor Agreement), amounts otherwise required to be prepaid pursuant to Sections 5.02(a) – (c) of the Second Lien Credit Agreement shall instead be required to be paid under the terms of this Agreement (unless waived by the Administrative Agent) as if such provisions were fully set forth herein, provided, that any references set forth therein to “Term Loans” shall be deemed to be a reference to the Loans hereunder.

(iii)     For the avoidance of doubt, to the extent (x) no Loans are outstanding or (y) (i) the Credit Parties have a maximum amount of Liquidity equal to $10,000,000 or (ii) any such mandatory prepayment of the Obligations (but excluding, for the avoidance of doubt, a mandatory prepayment arising under Section 5.2(b)(i) hereof) arising from the same circumstances requiring the prepayment of the Second Lien Indebtedness hereunder is waived by the Administrative Agent, no mandatory prepayment shall be required under this Agreement and shall instead be applied to the prepayment of the Second Lien Indebtedness to the extent required under the Second Lien Loan Documents.”

1.05       Section 6.02 of the Credit Agreement is hereby amended by inserting a new clause (d) as follows:

“(d)       Maximum Cash Amount. After giving effect to the making of any such Loan, the Credit Parties’ book cash is not in excess of the Maximum Cash Amount.”

1.06       Section 8.01(a) and (c) of the Credit Agreement is hereby amended and restated in its entirety as follows:

“(a)       Monthly Financial Statements. As soon as available and in any event within thirty (30) days after the end of each month, (i) (x) unaudited consolidated balance sheets of the Borrower and its Subsidiaries as of the end of such month, and (y) unaudited consolidated statements of income and cash flow of the Borrower and its Subsidiaries as of the end of such month and for the portion of the fiscal year then ended, in each case, including in comparative form the figures for the corresponding month in the preceding fiscal year of Borrower, and year-to-date portion of, the immediately preceding fiscal year of Borrower, (ii) a schedule of Consolidated Adjusted EBITDA for the year-to-date portion of such fiscal year ending concurrently with such month, including, in comparative form Consolidated Adjusted EBITDA for the same year-to-date period in the immediately preceding fiscal year and (iii) a monthly Liquidity forecast in a form reasonably acceptable to Administrative Agent, together with a certification from an Authorized Officer of Borrower, that Borrower is in compliance with the minimum Liquidity requirement set forth in Section 9.13(d) in a form reasonably acceptable to Administrative Agent.”

“(c)       Annual Financial Statements. As soon as available and in any event within one hundred twenty (120) days after the end of the fiscal year of Borrower ending December 31, 2019 and within ninety (90) days after the end of each fiscal year of Borrower thereafter, (i) copies of the consolidated balance sheets of the Borrower and its Subsidiaries, and the related consolidated and consolidating statements of income and cash flows of the Borrower and its Subsidiaries for such fiscal year, setting forth in comparative form the figures for the immediately preceding fiscal year, such consolidated statements to be audited and certified accompanied by a report and unqualified opinion of Deloitte or another independent firm of certified public accountants of nationally recognized standing reasonably acceptable to the Administrative Agent (which report and opinion shall (x) state that such financial statements present fairly in all material respects the financial position for the periods indicated in conformity with GAAP applied on a basis consistent with prior years and (y) not be subject to any “going concern” exception (except with respect to the opinion delivered in connection with the fiscal year ending December 31, 2019) or any qualifications or exception as to the scope of the audit), together with a management discussion and analysis (with reasonable detail and specificity) of the results of operations for the fiscal periods reported and (ii) a schedule of Consolidated Adjusted EBITDA for such fiscal year, including, in comparative form for the same year to date period in the immediately preceding fiscal year.”

1.07       Section 8.01 of the Credit Agreement is hereby amended by inserting a new clause (q) as follows:

“(q) Cash Flow Forecast. Commencing in the week of April 6, 2020, on or prior to the close of business on the Wednesday of such week and each week thereafter, the Borrower shall deliver to the Administrative Agent a thirteen-week cash flow forecast detailing cash receipts and cash disbursements as of the end of the prior week, and, commencing with the second such forecast, a variance analysis against the immediately preceding forecast, all in reasonable detail and duly certified by an Authorized Officer of the Borrower as having been prepared in good faith based on assumptions believed to be fair and reasonable in light of the conditions existing at the time of delivery of such forecast.”

1.08       Section 8.15 of the Credit Agreement is hereby amended and restated as follows:

“SECTION 8.15 Post-Closing. The Borrower shall use commercially reasonable efforts to deliver to the Administrative Agent, within thirty (30) days after the Amendment No. 2 Closing Date (or such later date approved by Administrative Agent), Control Agreements for each deposit account listed on Schedule 7.25 (other than for any Excluded Account or any other such account for which a Control Agreement has already been delivered) hereto (which such schedule shall be complete in all respects as of the Amendment No. 2 Closing Date), in each case in a form and substance reasonably satisfactory to the Administrative Agent and duly executed by the parties thereto, to the extent Control Agreements are not already in place.”

1.08       Section 8 of the Credit Agreement is hereby amended by inserting a new Section 8.17 as follows:

“SECTION 8.17 Maximum Cash Amount. If at any point after the Amendment No. 2 Closing Date, the Credit Parties’ have book cash in excess of $10,000,000 in the aggregate (the “Maximum Cash Amount”), Borrower shall, within one (1) Business Day, apply such amounts in excess of the Maximum Cash Amount to repay the Obligations, to be applied in accordance with Section 5.02(i).”

1.09       Section 9.02 of the Credit Agreement is hereby amended by including the following at the end thereof:

“Notwithstanding anything to the contrary contained in this Section 9.02, commencing on the Amendment No. 2 Effective Date, the Credit Parties and each its Subsidiaries shall not in any event license in any manner any assets (including intellectual property) without the prior written consent of the Required Lenders.”

1.10        Section 9.04(k) of the Credit Agreement is hereby amended by and restated in its entirety as follows:

“(k) is a Disposition of (i) all or substantially all of the Canadian business of the Company and its Subsidiaries or the Equity Interests in Teligent Canada so long as (x) the purchase price therefor is not less than an amount separately agreed by the Company and Administrative Agent and (y) not less than at least seventy-five percent (75%) of the consideration paid in connection therewith shall be cash or Cash Equivalents paid contemporaneously with such Disposition or (ii) at the time of such Disposition, (x) no Event of Default has occurred and is continuing, (y) not less than at least seventy-five percent (75%) of the consideration paid in connection therewith shall be cash or Cash Equivalents paid contemporaneously with such Disposition and (z) the aggregate fair market value of all assets so sold shall not exceed $2,500,000 in the aggregate; or”

1.11        Section 9.04 of the Credit Agreement is hereby amended by including the following at the end thereof:

“Notwithstanding anything to the contrary contained in this Section 9.04, commencing on the Amendment No. 2 Effective Date, the Credit Parties and each its Subsidiaries shall not utilize clauses (k)(ii) and shall not in any event license in any manner any assets (including intellectual property) without the prior written consent of the Required Lenders.”

1.12       Section 9.13(a) of the Credit Agreement is hereby amended and restated in its entirety as follows:

“(a)       Minimum Net Revenue. The Net Revenue of the Credit Parties on a consolidated basis to be less than the corresponding amount set forth in the Net Revenue Level column for the corresponding Test Period as set forth in the below chart:

Test Period	Net Revenue Level
4 quarters ending March 31, 2020	$59,000,000
4 quarters ending June 30, 2020	$55,000,000
4 quarters ending September 30, 2020	$54,000,000
4 quarters ending December 31, 2020	$57,000,000

1.13       Section 9.13(b) of the Credit Agreement is hereby amended and restated in its entirety as follows:

“(b)       Consolidated Adjusted EBITDA. The Consolidated Adjusted EBITDA, as of the last day of each Test Period set forth below, to be less than the amount set forth below opposite such measurement date:

Test Period	Consolidated Adjusted EBITDA
4 quarters ending March 31, 2021	$10,000,000
4 quarters ending June 30, 2021	$10,000,000
4 quarters ending September 30, 2021	$10,500,000
4 quarters ending December 31, 2021	$10,500,000
4 quarters ending March 31, 2022	$10,500,000
4 quarters ending June 30, 2022	$11,000,000
4 quarters ending September 30, 2022	$13,000,000

1.14        Section 9.13(c) of the Credit Agreement is hereby amended and restated in its entirety as follows:

“(c)       Minimum Liquidity. The Liquidity of the Credit Parties on a consolidated basis to be less than $4,000,000 at any time.”

1.15       Section 10.01(c) of the Credit Agreement is hereby amended by amending and restating clause (i) in its entirety as follows:

“(c)       Non-Performance of Certain Covenants and Obligations. Any Credit Party shall default in the due performance or observance of any of its obligations under (i) Section 8.01(a) – (d), Section 8.01(e)(i)-(iii), Section 8.01(g), 8.01 (q), 8.02 (other than to the limited extent such Section requires books and records to be kept in accordance with GAAP which shall instead be subject to Section 10.01(d)), Section 8.03, Section 8.05(a), Section 8.10, Section 8.11(b), Section 8.11(c), Section 8.12, 8.15, 8.16, 8.17, Article IX or the Fee Letter (other than any payment obligations under the Fee Letter which shall instead be subject to Section 10.01(a)(iii)) or (ii) Section 8.01(e)(iv), Section 8.01(f), Section 8.01(h), Section 8.01(o) and such default shall continue unremedied for a period of five (5) Business Days after the earlier of (x) any officer of any Credit Party shall first have knowledge thereof or (y) any Credit Party receives written notice from the Administrative Agent or the Required Lenders in respect thereof.”

1.16       Section 12.06(b) of the Credit Agreement is hereby amended by amending and restating clause (i) in its entirety as follows:

“(i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees (other than to a Defaulting Lender or to the Borrower or to any of the Borrower’s Affiliates or Subsidiaries) (each, an “Eligible Assignee”) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it) with the prior written consent (which consent in each case shall not be unreasonably withheld or delayed) of the Administrative Agent; provided, that no consent of the Administrative Agent shall be required for an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, and provided further, that no consent of the Borrower shall be required for any assignment hereunder.”

Section 2. Representations and Warranties. Each Credit Party, jointly and severally, hereby represents and warrants to the Lenders and the Administrative Agent as follows, which representations and warranties are continuing and shall survive the execution and delivery hereof:

2.01        No Default. At and as of the date of this Amendment and both prior to and after giving effect to this Amendment, no Default or Event of Default is continuing.

2.02       Representations and Warranties True and Correct. At and as of the date of this Amendment and both prior to and after giving effect to this Amendment, each of the representations and warranties contained in the Credit Agreement and other Credit Documents is true and correct in all material respects (except where such representations and warranties expressly relate to an earlier date, in which case such representations and warranties are true and correct in all material respects as of such earlier date).

2.03       Corporate Power and Authority. Each Credit Party has the corporate or other organizational power and authority to execute and deliver this Amendment and carry out the terms and provisions of this Amendment and the Amended Credit Agreement and has taken all necessary corporate or other organizational action to authorize the execution, delivery and performance of this Amendment and the performance of the Amended Credit Agreement. Each Credit Party has duly executed and delivered this Amendment, and this Amendment and the Amended Credit Agreement constitute the valid and binding agreements of such Credit Party enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, moratorium, reorganization and other similar laws relating to or affecting creditors’ rights generally and general principles of equity (whether considered in a proceeding in equity or law).

2.04       No Violation. The execution, delivery and performance by any Credit Party of this Amendment and the performance of the Amended Credit Agreement, and compliance with the terms and provisions thereof, will not (i) contravene any applicable provision of any material Applicable Law of any Governmental Authority, (ii) result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien upon any of the property or assets of any Credit Party (other than Permitted Liens and Liens created under the Credit Documents) pursuant to (A) the terms of any material indenture, loan agreement, lease agreement, mortgage or deed of trust, or (B) any other Material Contracts Obligation, in the case of either clause (ii)(A) or (ii)(B), to which any Credit Party is a party or by which it or any of its property or assets is bound, or (iii) violate any provision of the Organization Documents of any Credit Party, except with respect to any conflict, breach or contravention or default (but not creation of Liens) referred to in clause (ii), to the extent that such conflict, breach, contravention or default could not reasonably be expected to have a Material Adverse Effect.

Section 3. Conditions. This Amendment shall not become effective until each of the following conditions is satisfied (or waived by the Required Lenders):

3.01 The Administrative Agent shall have received counterparts of this Amendment duly executed by each Credit Party signatory hereto and each other relevant party to this Amendment;

3.02 The representations and warranties contained in Section 2 hereof shall be true and correct in all material respects on and as of the date hereof, as though made on such date (except to the extent that such representations and warranties relate solely to an earlier date, in which case such representations and warranties shall be true and correct in all material respects on and as of such earlier date);

3.03 The Administrative Agent shall have received counterparts of the Amendment No. 2 Fee Letter, duly executed by each Credit Party signatory thereto and each other relevant party to that certain Amendment No. 2 Fee Letter;

3.04 Liquidity shall not be less than $4,000,000;

3.05       The Administrative Agent shall have received a certificate for each Credit Party, dated as of the date hereof, duly executed and delivered by such Credit Party’s General Counsel, other duly authorized officer, managing member or general partner, as applicable, as to:

(vi)             resolutions of each such Person’s board of managers/directors (or other managing body, in the case of a Person that is not a corporation) then in full force and effect expressly and specifically authorizing, to the extent relevant, all aspects of the Amendment and Warrants applicable to such Person and the execution, delivery and performance of the Amendment and Warrants, in each case, to be executed by such Person;

(vii)          the incumbency and signatures of its Authorized Officers and any other of its officers, managing member or general partner, as applicable, authorized to act with respect to the Amendment and Warrants to be executed by such Person;

(viii)        each such Person’s Organization Documents, as amended, modified or supplemented as of the date hereof, with the certificate or articles of incorporation or formation certified by the appropriate officer or official body of the jurisdiction of organization of such Person;

(ix)             certificates of good standing with respect to each Credit Party, each dated within a recent date prior to the date hereof, such certificates to be issued by the appropriate officer or official body of the jurisdiction of organization of such Credit Party, which certificate shall indicate that such Credit Party is in good standing in such jurisdiction, and (B) certificates of good standing with respect to each Credit Party, each dated within a recent date prior to the date hereof, such certificates to be issued by the appropriate officer of the jurisdictions where such Credit Party is qualified to do business as a foreign entity and conducts material business operations, which certificates shall indicate that such Credit Party is in good standing in such jurisdictions, which certificates shall provide that each Secured Party may conclusively rely thereon until it shall have received a further certificate of a General Counsel, other duly authorized officer, managing member or general partner, as applicable, of any such Person canceling or amending the prior certificate of such Person as provided in Section 8.01(k) of the Credit Agreement.

3.06 The Administrative Agent shall have received, for its own account, the fees, costs and expenses due and payable to it pursuant to Section 4.01 hereof and Section 12.05 of the Amended Credit Agreement (including the reasonable fees, disbursements and other charges of counsel) for which invoices have been presented prior to the date hereof; and

3.07 The Administrative Agent shall have received counterparts of the Amendment No. 4 to Second Lien Credit Agreement duly executed by each Credit Party signatory thereto and each other relevant party thereto.

Section 4. Miscellaneous.

4.01 Fees and Expenses. The Borrower agrees and acknowledges that all reasonable and documented out-of-pocket costs and expenses incurred by the Administrative Agent in connection with this Amendment, including the reasonable fees, disbursements and other charges of one counsel, shall be paid by the Credit Parties to the Administrative Agent.

4.02 No Waiver or Modification. Nothing contained herein shall be deemed to constitute a waiver of compliance with any term or condition contained in the Credit Agreement or any other Credit Document or constitute a course of conduct or dealing among the parties. The Administrative Agent and Lenders reserve all rights, privileges and remedies under the Credit Documents. Except as expressly amended hereby, the Credit Agreement and other Credit Documents remain unmodified and in full force and effect in accordance with their respective terms and are hereby ratified and confirmed in all respects.

4.03 Credit Document. This Amendment shall constitute a Credit Document under and as defined in the Amended Credit Agreement. All references in the Credit Documents to the Credit Agreement shall be deemed to be references to the Credit Agreement as amended hereby.

4.04 Governing Law. THIS AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND ANY CLAIM, CONTROVERSY OR DISPUTE UNDER, ARISING OUT OF OR RELATING TO THIS AMENDMENT, WHETHER BASED IN CONTRACT (AT LAW OR IN EQUITY), TORT OR ANY OTHER THEORY, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

4.05 Counterparts. This Amendment may be executed by one or more of the parties hereto in any number of separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument. Delivery of an executed counterpart of a signature page of this Amendment by facsimile or in electronic format (i.e., “pdf” or “tif”) by electronic transmission shall be effective as delivery of a manually executed counterpart of this Amendment.

4.06 Headings. Section headings in this Amendment are included herein for convenience of reference only and shall not affect the interpretation of this Amendment.

4.07 Binding Effect; Assignment. This Amendment shall be binding upon and inure to the benefit of the Borrower, the other Credit Parties, the Administrative Agent and the Lenders and their respective successors and assigns in accordance with the terms of the Credit Agreement.

4.08 Integration. This Amendment, the Amended Credit Agreement, and the other Credit Documents incorporate all negotiations of the parties hereto with respect to the subject matter hereof and thereof and are the final expression and agreement of the parties hereto and thereto with respect to the subject matter hereof and thereof. This Amendment, the Amended Credit Agreement, and the other Credit Documents represent the agreement of the parties hereto with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by any party hereto or thereto relative to the subject matter hereof or thereof not expressly set forth or referred to herein or therein.

4.09 Reaffirmation. Each Credit Party as debtor, grantor, pledgor, guarantor, assignor, or in any other similar capacity in which such Credit Party grants liens or security interests in its property or otherwise acts as accommodation party or guarantor, as the case may be, hereby (i) ratifies and reaffirms all of its payment and performance obligations, contingent or otherwise, under each Credit Document to which it is a party (after giving effect hereto) and (ii) to the extent such Credit Party granted liens on or security interests in any of its property pursuant to any such Credit Document as security for or otherwise guaranteed the Borrower’s Obligations under or with respect to the Credit Documents, ratifies and reaffirms such guarantee and grant of security interests and liens and confirms and agrees that such security interests and liens hereafter secure all of the Obligations as amended hereby.

4.10       Release of Claims. In consideration of the Lenders’ and Administrative Agent’s agreements contained in this Amendment, each Credit Party hereby irrevocably releases and forever discharges the Lenders and the Administrative Agent and their respective affiliates, subsidiaries, successors, assigns, directors, officers, employees, agents, consultants and attorneys (each, a “Released Person”) of and from any and all claims, suits, actions, investigations, proceedings or demands, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute or common law of any kind or character, known or unknown, which such Credit Party ever had or now has against the Administrative Agent, any Lender or any other Released Person which relates, directly or indirectly, to any acts or omissions prior to the date hereof of the Administrative Agent, any Lender or any other Released Person relating to the Amended Credit Agreement or any other Credit Document.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers thereunto duly authorized, as of the date first above written.

BORROWER:	TELIGENT, INC.

	By:	/s/ Damian Finio
		Name:	Damian Finio
		Title:	Chief Financial Officer

GUARANTORS:	IGEN, INC.

	By:	/s/ Damian Finio
		Name:	Damian Finio
		Title:	Chief Financial Officer

TELIGENT PHARMA, INC.

By:	/s/ Damian Finio
	Name:	Damian Finio
	Title:	Chief Financial Officer

[Signature Page to Amendment No. 2 to First Lien Credit Agreement]

ADMINISTRATIVE AGENT AND A LENDER:	ARES CAPITAL CORPORATION,
a Maryland corporation

	By:	/s/ Scott Lem
		Name:	Scott Lem
		Title:	Authorized Signatory

[Signature Page to Amendment No. 2 to First Lien Credit Agreement]

LENDERS:	ACF FINCO I LP,
a Delaware limited partnership

	By:	/s/ Oleh Szczupak
		Name:	Oleh Szczupak
		Title:	Authorized Signer

CION ARES DIVERSIFIED CREDIT FUND

By:	/s/ Scott Lem
	Name:	Scott Lem
	Title:	Authorized Signatory

ARES CENTRE STREET PARTNERSHIP, L.P.,

By: Ares Centre Street GP, Inc., as general partner

By:	/s/ Scott Lem
	Name:	Scott Lem
	Title:	Authorized Signatory

ARES CREDIT STRATEGIES INSURANCE DEDICATED FUND SERIES INTERESTS OF THE SALI MULTI-SERIES FUND, L.P.

By:	/s/ Scott Lem
	Name:	Scott Lem
	Title:	Authorized Signatory

[Signature Page to Amendment No. 2 to First Lien Credit Agreement]

ARES COMMERCIAL FINANCE,

By: Ares Commercial Finance GP LP, its general partner
By: ACF GP LLC, its general partner

By:	/s/ Oleh Szczupak
	Name:	Oleh Szczupak
	Title:	Authorized Signer

[Signature Page to Amendment No. 2 to First Lien Credit Agreement]